Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Merck Media:	Ian McConnell	Investor Contacts:	Peter Dannenbaum
	(973) 901-5722 Sienna Choi		(908) 740-1037 Raychel Kruper
	(908) 873-4311		(908) 740-1207

Pandion Media:	Barbara Yates (781) 258-6153	Investor Contacts:	Michelle Avery (857) 273-0444

Merck to Acquire Pandion Therapeutics

Acquisition Adds Pipeline of Candidates Targeting a Broad Range of Autoimmune Diseases

KENILWORTH, N.J and WATERTOWN, Mass., February 25, 2021 Merck (NYSE: MRK), known as MSD outside the United States and Canada, and Pandion Therapeutics, Inc. (Nasdaq: PAND) today announced that the companies have entered into a definitive agreement, under which Merck, through a subsidiary, will acquire Pandion, a clinical-stage biotechnology company developing novel therapeutics designed to address the unmet needs of patients living with autoimmune diseases, for $60 per share in cash. This represents an approximate total equity value of $1.85 billion.

“This acquisition builds upon Merck’s strategy to identify and secure candidates with differentiated and potentially foundational characteristics,” said Dr. Dean Y. Li, president, Merck Research Laboratories. “Pandion has applied its TALON technology to develop a robust pipeline of candidates designed to re-balance the immune response with potential applications across a wide array of autoimmune diseases.”

Pandion is advancing a pipeline of precision immune modulators targeting critical immune control nodes. The company’s lead candidate, PT101, is an engineered IL-2 mutein fused to a protein backbone designed to selectively activate and expand regulatory T cells (Tregs) for the potential treatment of ulcerative colitis and other autoimmune diseases. Earlier this year, Pandion announced that PT101 had completed a Phase 1a clinical trial, which achieved its primary objective of safety and tolerability. The company’s pipeline also includes PD-1 agonists in development for numerous autoimmune diseases.

“Pandion grew out of our founders’ personal and scientific mission to change the way patients living with autoimmune diseases are treated. In just a few years, we have taken that mission from idea to clinical proof of mechanism with PT101, our lead IL-2 mutein. We are proud that Merck has recognized our team’s innovation and drive in creating a pipeline of diverse candidates that activate natural immune regulatory mechanisms and thereby have the potential to achieve better clinical responses for patients,” said Dr. Rahul Kakkar, chief executive officer, Pandion Therapeutics. “We believe Merck is well positioned to bring our novel approach to the millions of those living with autoimmune diseases, and we look forward to seeing these molecules progress in the clinic.”

Under the terms of the acquisition agreement, Merck, through a subsidiary, will initiate a tender offer to acquire all outstanding shares of Pandion. The closing of the tender offer will be subject to certain conditions, including the tender of shares representing at least a majority of the total number of Pandion’s shares of fully-diluted common stock, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions. Upon the successful completion of the tender offer, Merck’s acquisition subsidiary will be merged into Pandion, and any remaining shares of common stock of Pandion will be canceled and converted into the right to receive the same $60 per share price payable in the tender offer. The transaction is expected to close in the first half of 2021.

Credit Suisse Securities (USA) LLC acted as financial advisor to Merck and Covington & Burling LLP as its legal advisor. Centerview Partners LLC acted as financial advisor to Pandion and Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor.

About Regulatory T Cells (Tregs)

Tregs act as a control node within the immune system and can inhibit the activity of several different pro-inflammatory immune cell types. Tregs are critical for self-tolerance, or the ability of the immune system to recognize a hosts’ cells and not produce an immune attack against them. Defects in Tregs result in multi-organ inflammation and their dysfunction is associated with many autoimmune diseases. Multiple third-party clinical trials suggest that expansion of Tregs by low-dose IL-2 can benefit patients with autoimmune diseases.

About PT101

PT101 is an engineered IL-2 mutein fused to a protein backbone designed to selectively activate and expand regulatory T cells for the treatment of autoimmune diseases. In autoimmune diseases, the immune system inappropriately attacks a host’s cells, and targeting Tregs could allow the immune system to regain control and return to homeostasis. PT101 has completed a Phase 1a clinical trial, which achieved its primary objective of safety and tolerability. In the trial, PT101 demonstrated proof of mechanism by selectively expanding Tregs in healthy volunteers.

Important Information About the Tender Offer

The tender offer described in this press release (the “Offer”) has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Pandion Therapeutics, Inc. (“Pandion”) or any other securities. At the time the planned tender offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by Merck Sharp & Dohme Corp. (“Merck”) and Panama Merger Sub, Inc., a wholly-owned subsidiary of Merck, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Pandion with the SEC. The offer to purchase shares of Pandion common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Additional copies of the tender offer materials may be obtained at no charge by contacting Merck at 2000 Galloping Hill Road, Kenilworth, N.J., 07033 or by phoning (908) 423-1000. In addition, Merck and Pandion will file annual, quarterly and current reports and other information with the SEC. Merck’s and Pandion’s filings with the SEC also will be available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

About Pandion Therapeutics

Pandion Therapeutics is developing novel therapeutics designed to address the unmet needs of patients living with autoimmune diseases. Pandion’s TALON (Therapeutic Autoimmune reguLatOry proteiN) drug design and discovery platform enables the company to create a pipeline of product candidates using immunomodulatory effector modules, with the ability to also combine an effector module with a tissue-targeted tether module in a bifunctional format. Pandion’s lead product candidate PT101, a combination of an interleukin-2 mutein effector module with a protein backbone, is designed to selectively expand regulatory T cells systemically, without activating proinflammatory cells, such as conventional T cells and natural killer cells. Pandion is continuing to develop and expand its library of effector and tether modules as part of its earlier-stage research and discovery pipeline. For more information, please visit www.pandiontx.com and engage with us on Twitter @PandionTX or on LinkedIn.

About Merck

For 130 years, Merck, known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases in pursuit of our mission to save and improve lives. We demonstrate our commitment to patients and population health by increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to prevent and treat diseases that threaten people and animals – including cancer, infectious diseases such as HIV and Ebola, and emerging animal diseases – as we aspire to be the premier research-intensive biopharmaceutical company in the world. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Pandion Therapeutics Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding PT101 as a potential treatment for patients with autoimmune diseases, the timing of future clinical trials of PT101, the Company’s strategy and clinical development plans, timelines and prospects, and information related to the proposed acquisition of Pandion are forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed acquisition, the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the acquisition; statements about the expected timetable for completing the transaction; and the anticipated timing of closing of the proposed acquisition. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Pandion’s ability to obtain and maintain necessary approvals from the FDA and other regulatory authorities; initiate preclinical studies and clinical trials of PT101 and its other product candidates; advance PT101 and its other product candidates in preclinical research and clinical trials; replicate in clinical trials positive results found in preclinical studies; advance the development of its product candidates under the timelines it anticipates in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives; risks related to the satisfaction of waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; uncertainties as to how many of Pandion’s stockholders will tender their shares of Pandion common stock in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of clearance under the Hart-Scott-Antitrust Improvements Act of 1976, as amended; disruption from the transaction making it more difficult to maintain business and operational relationships; and significant transaction costs. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

Merck & Co., Inc., Kenilworth, N.J., USA Forward-Looking Statements

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2019 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (https://www.sec.gov/).

###